Exhibit 10.23

Contract No. (2007) E YIN DAI ZI NO.726

RMB Loan Contract

CHINA CITIC BANK WUHAN BRANCH
Printed in September, 2007

RMB Loan Contract

Borrower: Wuhan Blower Co., Ltd. (hereinafter named as “Party A”)

Address: Canglongdao Science Park, Miaoshan, Jiangxia District, Wuhan

Postal code:

Telephone: 59700038

Fax:

Legal representative: Xu Jie

Deposit bank and account number: CITIC Zhuyeshan Branch, 7381910182200011201

Lender: China CITIC Bank Wuhan Branch (hereinafter named as “Party B”)

Address: No 747, Jianshe Avenue, Wuhan

Postal code: 430015

Telephone: 85355272

Fax: 85355363

Legal representative/principal: Xu Xuemin

Place of Execution: CHINA CITIC BANK

Date of Execution: September 25th, 2007

With reference to the relevant laws, rules and regulations in Contract Law of the People’s Republic of China and General Rules on Loan and after mutual consultation on the basis of equality, both parties sign this contract.

Article 1 Type of Loan

Party B agrees to provide the following first type loan to Party A as stipulated in the Contract:

I. Short-term loan	II. Medium term loan	III. Long-term loan

Article 2 Loan amount and length of maturity

2.1 The loan amount under this contract is Renminbi (“RMB”).

(Amount in Words): Twenty Five Million Renminbi Only.

(Amount in Numbers): 25,000,000 RMB.

2.2 The length of maturity under this contract is one year, from September 2007 to September 2008.

2.3 The actual length of maturity, withdrawal date and loan amount shall be subject to the term, date and amount described in the debt note under this contract, the debt note constitutes a part of this contract and has equal validity and legal effect with this contract.

Article 3 Purpose of the loan

3.1 Party A shall apply the loan under this contract for the turnover of current capital, and it shall not change the purpose of the loan without prior written consent from Party B. Party B will not bear any responsibility for any consequence resulting from any unapproved change of the purpose of the loan by Party A or unlawful use of the loan in violation of provisions of General Rules on Loan or any other laws or regulations.

Article 4 Interest rate and interest of loan

4.1 Interest rate is determined according to the following first method for this loan:

(1) The interest rate is subject to the People's Bank of China's benchmark loan interest rate for the corresponding grade and period as of the actual withdrawal date, plus/minus ___ %. The interest rate under this contract is 7.29%.

(2) The interest rate is subject to the People's Bank of China's benchmark loan interest rate for the corresponding grade and period as of the date of execution of this contract, plus/minus ___  %. The interest rate under this contract is ___  %

4.2 The loan shall adopt the second method in adjusting its interest rate.

(1) Fixed interest rate, which shall not be adjusted within the length of maturity.

(2) Floating interest rate, which shall be adjusted in the third method hereunder, and the adjusted interest rate shall be the rate so floated based on the benchmark loan interest rate at corresponding grade in corresponding period of the People’s Bank of China pursuant to Clause 4.1 hereinabove.

•
From the actual withdrawal date, the interest rate shall be adjusted once in every   month (1/3/6/12), and the date of adjustment shall be the corresponding date of the actual withdrawal date in the month of adjustment, in case the month of adjustment does not include such corresponding date, the date of adjustment shall be the last date of the month of adjustment.

•
From the actual withdrawal date, the first date of interest rate adjustment shall be the date of __, and thereafter the interest rate shall be adjusted once in every   month (1/3/6/12), and the date of adjustment shall be the corresponding date of the aforesaid first date of interest rate adjustment in the month of adjustment, in case the month of adjustment does not include such corresponding date, the date of adjustment shall be the last date of the month of adjustment.

•	From the actual withdrawal date, the date of adjustment for the benchmark loan interest rate of the People’s Bank of China shall be the date of adjustment for the interest of this loan.

4.3 Interest accrual on this loan is calculated from the actual withdrawal date, and the formula for calculation of interest is: Interest = Actual Loan Balance x Actual Number of Days for the Interest Period x (Annual Interest Rate/360 days).

4.4 For the loan not repaid in one lump sum inclusive of the principal and the interests, the first settlement date for interest shall be October 20, 2007 and the way of settlement shall be the First herein below:

(1)	Settled on monthly basis, the expiration dates for interest being the 20th day of every month;

(2)	Settled on quarter basis, the expiration dates for interest being the 20th day of the last month of every quarter.

4.5 Party A shall prepare sufficient sums in its account maintained with Party B before every interest settlement date so Party B can timely deduct the interest rate. If Party A chooses to make interest payment by other means, it shall ensure that the interest payment is timely deposited in Party B’s account. If the interest payment due date is not on a working day of the bank, the sum for the interest payment shall be transferred in advance on the preceding working day of the bank. If Party B fails to receive the full payment of the interest rate by the due date, it will be deemed as Party A’s failure of timely payment.

4.6 When the loan becomes due, the interest rate shall be settled together with the principal. If the due date of the loan is the public holiday or national holiday, when the repayment of the loan is made on the last working day of the bank before the public holiday or weekend, the interest shall be determined on the interest rate in this contract as well as excluding the amount of interest corresponding to the period between the due date and the repayment date calculated on the interest rate in this contract; when the repayment of the loan is made on the first working day of the bank after the public holiday or national holiday, the extra interest corresponding to the period between the due date and the repayment date shall be charged on the interest rate in this contract; in case the repayment of the loan has not been made on the first working day of the bank after the public holiday or national holiday, interest shall be charged on from this date based on the interest rate for the overdue loan.

Article 5 Deposit withdrawal

5.1 Party A shall withdraw the deposit according to the following plan and the planned withdrawal date shall be the working day of the bank:

SN	Date of withdrawal	Sum of withdrawal
	September, 2007	25,000,000 RMB

5.2 In case Party A or the guarantor fails to fulfill all the statutory obligations or obligations herein, including but without limitation to Party A’s failure to provide the complete loan documents within the period required by Party B, the guarantor’s failure to complete the registration of guaranty within required period, etc., Party A agrees that Party B shall have the right to amend the aforesaid plan, and any change of term of maturity of the loan shall be treated pursuant to Clause 2.3 in this contract.

5.3 Unless otherwise agreed in this contract, Party A shall withdraw the deposit according to the agreed withdrawal plan of this contract; Party A shall not amend the withdrawal plan without written consent from Party B. Any change in the withdrawal time and/or sum shall be informed in writing to Party B 7 working days of the bank in advance the agreed withdrawal date in this contract. Party B agrees to offer Party A the withdrawal grace period for 3 working days of the bank and the loan not withdrawn when the grace period expires will be presumed to be automatically cancelled by Party A and Party A shall be not allowed to withdraw such loan again, and Party A shall bear the responsibilities for breach of contract pursuant to Clause 12.2 in this contract.

5.4 If the principal of the loan actually provided by Party B changes due to Party A’s automatic cancellation of certain loan, the principal under this contract shall be calculated according to the debit note actual incurred under this contract.

5.5 Party A shall, pursuant to the withdrawal plan in Clause 5.1 hereinabove or the amended withdrawal plan agreed by Party B in writing, submit the irrevocable notice of withdrawing or debit note or other withdrawing notice to Party B three working days of the bank in advance of each of the scheduled withdrawal date and after Party B’s inspection and approval, Party B grants the loan and takes which as due bill of the withdrawal. If Party A within the aforesaid period fails to submit the withdrawal notice and has not request for the withdrawal grace period, the situation shall be handled pursuant to Clause 5.3 in this Article.

Article 6 Means of repayment:

6.1 The loan under this contract shall be repaid in the First method hereinbelow:

(1)	Paying interest in fixed period, and repaying the principal when the loan becomes due;

(2)	Making one lump-sum payment inclusive of the principal and the interest;

(3)	Other way: ___________________

6.2 Party A shall repay the principal according to the following plan:

SN	Date of repayment	Sum of repayment
	September 25, 2008	25,000,000 RMB

6.3 The loan principal and interest repaid by Party A in the amount no less than the due principal and interest shall be deposited to the designated account of Party B before the repayment date, the account number is 7381910182200011201, and Party A hereby authorize Party B to automatically deduct the principal and interest from this account.

6.4 If Party A requires repaying in advance, he shall deliver to Party B the irrevocable plan of advanced repayment in written form 30 calendar days before the scheduled advanced repayment date and shall obtain the written consent from Party B.

Article 7 Loan Extension

7.1 If Party A fails to return the loan under this contract and requires the formulation of loan extension, he shall submit the written application _____ working days of the bank before the loan maturity date and if Party B examines and consents, both parties could sign the loan extension agreement; if Party B disagrees, Party A shall repay the loan within prescribed period, failing which Party B shall be entitled to treat the subject loan as the overdue loan.

Article 8 Security of Loan

8.1 The guaranty means of the loan under this contract is (1), (3) of the following means of guaranty:

(1)	Mortgage

(2)	Pledge

(3)	Guarantee

(4)	Other Security:_________________

8.2 With respect to the aforesaid security, Party B and guarantor shall sign the respective guaranty contracts on the detailed guarantee issues under this contract, and the contract numbers of the guaranty contracts are listed as follows:

(1)	2007 E Yin Zui Di Zi No. 0056

(2)	2007 E Yin Ge Bao No. 247.

(3)

(4)

Article 9 Representations and Warranties of Party A

9.1 Party A is a Chinese corporation or other organization founded according to the law of the People’s Republic of China and possesses the obligatory capacity for civil rights and disposing capacity to sign and implement this contract and is capable of bearing the civil responsibilities independently, and Party A has obtained all necessary and statutory approvals and authorizations, whether internal or external, as required for the execution of this contract.

9.2 All the documents, report and statements and representations related with this loan provided by Party A according to the requirement of Party B are all legal, authentic, accurate and complete.

Article 10 Rights and Obligations of Party A

10.1Party A is entitled to withdraw and use the loan according to the term and purpose as agreed in this contract.

10.2Party A shall pay off the principal and interest as agreed in this contract.

10.3 Party A shall provide to Party B the statement and other documents truly reflecting the operation state and financial status regularly or as required by Party B.

10.4 During the loan period, any significant changes in Party A’s managerial decision-making, including but not limited to share transfer, reorganization, consolidation, division, shareholding system transformation, joint venture, cooperation, joint management, contracting tenancy, change of business scope and registered capital, etc and other changes which may possibly affect the Party B’s rights and interests, shall be notified to Party B in written form at least 30 calendar days in advance and obtain the prior written consent of Party B to clarify the responsibilities of the loan or accelerating the loan repayment or provide the guaranty approved by Party B.

10.5 Party A shall actively cooperate with Party B to investigate, understand and supervise the operation status and the loan use. In the event that Party B is obstructed by Party A, all the expenses arising from the obstruction of Party A shall all be borne by Party A.

10.6 Without prior written consent of Party B, Party A shall not transfer or transfer by deceptive means the liabilities under this contract by any means.

10.7 The transfer, lease or the disposal of all or significant part of the significant assets and business or business revenue by means of setting the guaranty on the liabilities other than which are under this contract shall be in informed to Party B at least thirty calendar days in advance and obtain the prior written consent from Party B.

10.8 If any accidents which will exercise seriously negative influence on the liability implementation of this contract take place, including but not limited to the lawsuit, arbitration, criminal proceeding, administrative punishment, cessation of business, close of business, bankruptcy, dissolution, business license withdrawal, business annulment, financial status degeneration, etc, Party A shall inform Party B in written notice within three calendar days from occurrence or potential occurrence of the foregoing matters.

10.9 If the security suffers from accidents such as cessation of business, close of business, bankruptcy, dissolution, business license revocation, business annulment and business loss, partial or overall loss of the corresponding security ability of this loan or if the value of the mortgaged property or the pledged rights as the security under this contract is reduced, Party A shall provide Party B the new security approved by Party B.

10.10 During the loan period, any changes in Party A’s name of juridical person, legal representative, project principal, address, telephone, fax, etc. shall be informed to Party B within seven calendar days after the changes.

Article 11 Rights and Obligations of Party B

11.1 Party B is entitled to inspect and understand the business circumstances and the utilization of the loan of Party A.

11.2 In case after Party B’s disposal of the mortgaged properties and the pledged properties the proceeds therefrom are not sufficient to discharge the total indebtedness under the guaranty in this contract, Party B is entitle to claim the balance from Party A pursuant to the law.

11.3 Under the prerequisite that Party A implements the obligation agreed in this contract and satisfies the money-lending condition, Party B shall grant the loan to Party A on time and in full.

11.4 Party B is entitled to request Party A to provide relevant documents based on Party B’s needs in the examination relating to provision of the loan. Party B shall maintain confidentiality of the materials, documents and information provided by Party A, except otherwise stipulated in the laws and regulations.

Article 12 Liabilities for Breach of Contract

12.1 When this contract enters into forces, Party A and Party B shall both perform the obligations agreed in this contract, the failure of either party to perform wholly or partially the agreed obligations shall bear the corresponding responsibility of breach of contract.

12.2 If Party A fails to draw the loan according to the agreed withdrawal date in the contract, Party B is entitled to charge the penalty according to the overdue days and the interest rate agreed in this contract.

12.3 If Party B fails to provide the loan as agreed in the contract, Party A is entitled to require the payment of penalty according to the overdue days and the interest rate agreed in this contract.

12.4 If any of the following circumstances occur, Party B is entitled to terminate any sum of money undrawn under this contract and require Party A to immediately repay the entire withdrawn loan, interest payable and other expenses, and to take relevant measures according to the law. The day when Party B requires Party A to repay the above amount is the advanced maturity date of the liability under this contract and Party B is entitled to directly deduct the sum from any account of Party A opened with Party B or Party B’s branch to compensate the liability of Party A under this contract.
12.4.1	Party A fails to repay the principal and interest of the loan under this contract in time;

12.4.2	Party A fails to implement any one of the obligations agreed in this contact;

12.4.3
The certification and documents related with this loan submitted by Party A to Party B and the statements and warranty of Article 9 of this contract are proved to be unauthentic, inaccurate, incomplete or tending to mislead;

12.4.4	Party A stops the repayment of liability due, or fails to make or expresses the failure of repayment for the liability.

12.4.5
Cessation of business, close of business, bankruptcy, dissolution, business license revocation, business annulment, or any lawsuit, arbitration, or criminal or administrative punishment which shall have severe negative effects on the operation and properties of Party A takes place in Party A.

12.4.6
Changes in address, business scope, legal representative and other issues registered in the competent administration of industry and commerce or the significant external investment takes place, which will seriously influence or threaten the realization of Party B’s financial claims;

12.4.7	Party A suffers substantial financial or proprietary losses, or the proprietary losses due to its provision of guaranty for a third party, or other financial crisis;

12.4.8
Party A’s controlling shareholder or other affiliated company suffers substantial operational or financial crisis, or material related transaction which shall impair the operation of Party A occurs between Party A and its controlling shareholder or other affiliated company;

12.4.9	The industry of Party A encounters the negative change;

12.4.10	Party A fails to make settlements, deposits or related transactions at Party B as agreed by both parties;

12.4.11	Party A changes the purpose of the loan without necessary consent or approval;

12.4.12	Party A’s senior manager is under suspect of involvement in substantial corruption, bribery, fraudulent practices, or unlawful operations;

12.4.13	Party A breaches its contract with the other creditors;

12.4.14	Party A’s guarantor breaches the provisions in the relevant guaranty contract or any breach of contract stipulated therein occurs;

12.4.15	Other accidents that threaten and harm or possibly threaten and harm the Party B’s rights and interests.

12.5 If Party A fails to repay the principal agreed in the contract, in addition to exercising the rights agreed in Clause 12.4 of this Article, Party B is entitled to charge the extra penalty interest at the then-current loan interest rate applicable to this contract plus 50% according to the actual overdue days.

12.6 For the un-payable interest by Party A in loan period, Party B is entitled to charge the accumulative interest according to the actual overdue days on the basis of the loan interest rate agreed in Clause 12.5 of this Article.

12.7 If Party A fails to use the loan for the agreed purposes, in addition to exerting the rights agreed in Clause 12.4 of this Article, Party B is entitled to charge the penalty interest on the party in default since the date the loan is appropriated at the then-current loan interest rate applicable to this contract plus 100% penalty interest rate according to the actual overdue days.

12.8 In case Party A repay the loan in advance, Party B is entitled to charge a lump-sum penalty on the rate of __% according to the amount of advance repayment, the remaining period of the loan period and the loan interest rate agreed in the contract. The formula for calculation of the penalty is: Penalty = Amount of advance repayment × Remaining period of the loan period (on annual basis) × Loan interest rate agreed in the contract × Rate of penalty.

12.9 All expenses of Party B to enforce its creditor’s rights (including but not limited to the legal expenses, travel expenses, retaining fee (within 20% of the total indebtedness), fees for attachment prior to judgment, notarization fee, translation fee, valuation and auction fee, etc.) shall be borne by Party A.

Article 13 Continuity of Obligations

13.1 All the obligations of Party A under this contract possess the continuity and complete binding forces on his inheritor, agent, receiver, assignee and the merged, reorganized and renamed entity, free from any dispute, claim, legal proceeding, order from superior entity, or any contract or document entered into between the debtor of the main contract and any individual or legal person, and shall not be subject to any change when the debtor of the main contract encounters bankruptcy, inability to repay the indebtedness, loss of enterprise qualification, amendment of articles of association and any substantial change.

Article 14 Notarization

14.1 If either party of this Contract raises the notarization requirements, this contract shall be notarized in the national stipulated notary organ and the expense shall be borne by Party A.

14.2 If Party B proposes for the enforceable notarization certificate, Party A agrees that Party B can use this contract to apply in the notarization organ for the enforceable notarization certificate, and when the principal and interest of the loan is not fully repaid within the stipulated repayment period herein, Party B can directly apply for enforcement in the court at Party B’s domicile by using this enforceable notarization certificate and all the expense thus incurred shall be borne by Party A. Party A hereby without any condition agrees the enforcement by the court at Party B’s domicile according to the law and waives all and any of its right of defense.

Article 15 Other agreed issues
[None]

If there is any discrepancy between the provisions in this Article and the provisions in other articles in this contract, the provisions in this Article shall prevail.

Article 16 Applicable laws

This contract is governed by the laws of the People’s Republic of China.

Article 17 Dispute solution

17.1 Any disputes arising out of and related with this contract shall be negotiated by both parties for solution; the failure of which shall be solved through the following Second means agreed by both parties;

1.	Apply for arbitration by Arbitration Committee.

2.	Raise the lawsuit or apply for enforcement to the People’s Court where Party B is located.

Article 18 Accumulative features of Party B’s rights

18.1 Party B’s rights under this contract are accumulative, which will not affect or exclude any rights from Party A according to law and other contracts. Except otherwise expressed by Party B in written form, Party B’s failure to exercise, partial exercise and/or deferred exercise of their rights do not compose the waiver or partial waiver of their rights, nor will influence, prevent or obstruct the continuous exercise or the exercise on other rights.

Article 19 Validation, modification and dissolution of the contract

19.1 This contract enters into force when Party A’s legal representative or the entrusted agent and Party B’s legal representative or principal or entrusted agent sign or stamp (sign or stamp with his name stamp) and stamped with official seal or the designated contract seal.

19.2 When this contract enters into force, except otherwise agreed in this contract, neither party of this contract is allowed to modify or dissolve the contract at will; if it’s necessary to modify or dissolve the contract, it shall be consulted by both parties and the written agreement shall be made.

19.3 When this contract enters into force, Party B may transfer all or part of its creditor’s right under this contract to a third party without consent from Party A, but Party B shall issue written notice to Party A for such transfer.

19.4 When this contract enters into force, if Party A intends to transfer all or part of its liability under this contract to a third party, Party A shall submit to Party B the written document showing that the guarantor agrees the aforesaid transfer and continues to bear the responsibility as guarantor, or provide Party B with new guaranty, and obtain written consent from Party B.

Article 20 Others

20.1 The unexhausted issues in this contract could be written in other agreement as the attachment of this contract. Any attachment, modification or supplementation of this contract all compose the inseparable component of this contract and possess the same legal forces of this contract.

20.2 If a certain clause of this contract or part of the content of a certain clause is considered invalid or will be invalid in the future, this invalid clause or the invalid part will not affect the validity of this contract and other clauses in this contract or other content in that clause.

20.3 Any notice, requirement or other communication related with this contract by Party B to Party A, including but not limited to the telex, telegram, fax, letter, once delivered, will be considered as arrival to Party A; the third day as of the registered mail is delivered will be considered as the arrival date on which the registered mail has been delivered to Party A.

20.4 This contract is made in three originals, each held by Party A, Party B, and by the relevant department for records.

20.5 Party B has taken reasonable measures to remind Party A of the clauses on waiver or limitation of its responsibilities under this contract, and given sufficient explanation to the relevant clauses according to Party A’s request. Both Party A and Party B has no dissidence in understanding the content of all the clauses in this contract.

Party A (Stamp)	Party B (Stamp)

Legal representative: Xu Jie	Legal representative/principal: Xu Xuemin

(Signature or stamp of entrusted agent)	(Signature or stamp of entrusted agent)

Wuhan Blower Co., Ltd	China CITIC Bank Wuhan Branch